Exhibit 99.3

Ally Financial Inc. 200 Renaissance Center, MC482-B16-D85 Detroit, MI 48265

March 18, 2015

<NAME>

Re:   Ally LEADer Equity Participation (“ALEP”) Award

Dear <FIRST NAME>:

1.
Congratulations!  You have been granted an ALEP Award under the Ally Financial Inc. 2014 Incentive Compensation Plan (the “Plan”).  A copy of the Plan is enclosed.  Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your ALEP Award is granted to you as a separate incentive and is not in lieu of salary or other compensation for your services.  By accepting this ALEP Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards.

3.	Your Award is being made in the form of Restricted Stock Units. Your Award is comprised of the following:

Grant Date: March 18, 2015
Total Award Units: [INSERT]

Units	Vesting Date	Settlement Date
[INSERT- ¼ of Granted award]	[INSERT:one year from grant date]	[INSERT:one year from grant date]
[INSERT- ¼ of Granted award]	[INSERT:two years from grant date]	[INSERT:two years from grant date]
[INSERT- ¼ of Granted award]	[INSERT:three years from grant date]	[INSERT:three years from grant date]
[INSERT- ¼ of Granted award]	[INSERT:four years from grant date]	[INSERT:four years from grant date]

4.
This Award Agreement will become effective by printing, signing, dating one copy of this Award Agreement, and returning the signed copy (all pages) to: [NAME].  If you do not accept this Award Agreement within 45 days of notification, May 2, 2015, you will be deemed to have rejected the ALEP Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations that govern compensation, your ALEP Award will vest and be settled as soon as practical after the date(s) noted above.  If and when a change to the vesting date(s) noted above is required, you will be notified in writing.

6.
If on the Grant Date you are considered a material risk taker, in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the ALEP Award remains unpaid, Ally reserves the right to adjust downward the amount of this ALEP Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which were the basis for this ALEP Award.

7.
If your employment is terminated due to Retirement, as approved by the Company, or by the Company Without Cause during the first year following the Grant Date, the first two tranches (i.e., one-half of the total ALEP Award) of the ALEP Award will continue to vest in accordance with above schedule, but the second two tranches (i.e., one-half of the total ALEP Award) will be forfeited.  If your employment is terminated due to Retirement, as approved by the Company, or by the Company Without Cause after the first year following the Grant Date, the entire ALEP Award will continue to vest and will be settled in

<NAME>
<DATE>

accordance with the above schedule (i.e., no forfeiture). Otherwise, Section 11 of the Plan governs the effect of a Termination of Service on your ALEP Award.

8.	Section 12 of the Plan governs the effect of a Change in Control of Ally on your ALEP Award.

9.
You may designate a beneficiary using the Beneficiary Designation Form located on the Executive Deferred Compensation (EDC) Website.  If no beneficiary is designated, or if the Ally determines that the beneficiary designation is unclear or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate.  The EDC Website may also be used for any subsequent change in your beneficiary designation.

10.
By accepting this ALEP Award, you understand and acknowledge that your ALEP Award is subject to the rules under Internal Revenue Code Section 409A, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

11.
I understand that you are a current participant in the Ally Financial Inc. Senior Leadership Severance Plan f/k/a the GMAC LLC Senior Leadership Severance Plan (“SLSP”).  Per my letter dated January 28, 2015, you have been advised that the SLSP has been terminated but that you remain eligible for benefits under the SLSP in the event you experience a “Qualified Termination of Employment” as defined in the SLSP on or prior to January 27, 2016.  To see how Severance Pay will be calculated under the SLSP in the event you accept this ALEP Award, please see attached Schedule A which is incorporated by reference.

12.	Except as prohibited by any federal law or regulation that governs compensation, your ALEP Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this ALEP Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours, /s/ James Duffy James Duffy Ally Group GVP and Chief HR Officer March 18, 2015

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. 2014 INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)

<NAME>
<DATE>

Schedule A

ALEP Award Agreement
SLSP Participant

In the event that you experience a Qualified Termination of Employment on or prior to January 27, 2016, your Severance Pay under the SLSP will be calculated in accordance with Section IV.A or B, depending on the circumstances, of the SLSP as follows:

Current annual base salary ($_____)

+	Cash 2015 Annual Incentive Plan “target” ($_____)*

=	Subtotal of $_____

-	Vested portion (i.e., 1/2) of ALEP Award (TBD)**

-	Any monies owed to Ally (TBD)

=	Severance Pay

*The “target” that will be used is based on your 2015 Total Direct Compensation Statement dated March 18, 2015 and does not reflect a prospective commitment to a target level of total direct compensation for purposes other than this severance calculation.

**The value of the ALEP award will be based on the fair market value of Ally stock at the time of the Qualified Termination of Employment.  One-half of the ALEP Award will be paid to you per Paragraph 7 of the ALEP Award Letter and is, therefore, deducted from your SLSP Severance Pay pursuant to Section IV.A.3.a or IV.B.3.of the SLSP, as applicable.